EXHIBIT 99.4

NOMINATION AGREEMENT

NOMINATION AGREEMENT, dated as of                       , 2010 (this “Agreement”) by and between TAC Capital LLC, a Delaware limited liability company (“TAC Capital”), and                            (“Nominee”).

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Effectiveness.  This Agreement shall be effective upon the date hereof (the “Effective Date”).

2.                                      Term of Agreement.  This Agreement shall be in effect for a period (the “Term”) commencing on the Effective Date and ending on the earlier of (a) the election and qualification of Nominee to the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (“Sterling”); (b) notice of termination of this Agreement by TAC Capital to the Nominee and (c) 30 days after the conclusion of the 2011 annual meeting of shareholders of Sterling, including any adjournment or postponement thereof and any meeting of shareholders held in lieu thereof (the “Annual Meeting”); provided, however, that, in the case of subclauses (a) and (b), if the election or qualification of members to the Board is contested on any grounds, this Agreement shall not terminate until such contested election or qualification has been resolved.  The date on which the Term ends shall constitute the “Expiration Date”.

3.                                      Responsibilities of Nominee.

(a)                                 Nominee agrees (i) to be named as a nominee to the Board in any and all proxy materials prepared by TAC Capital, (ii) to provide true and complete information concerning Nominee and his or her background, experience, abilities and integrity as may be requested from time to time by TAC Capital (including, without limitation, all information required by the Securities and Exchange Commission (the “SEC”) to be disclosed to the SEC or in TAC Capital’s proxy materials, or by the articles of incorporation or bylaws of Sterling) and not to omit information that may be material to an understanding of Nominee’s background, experience, abilities and integrity, (iii) that the information referred to in subclause (ii) may be disclosed by TAC Capital to the SEC or other persons, in its proxy materials or otherwise in connection with the solicitation of proxies for the election of Nominee to the Board (the “Proxy Solicitation”), (iv) to cooperate and assist in any threatened or filed claim, action, suit or proceeding related to the Proxy Solicitation, in each case, subject to any legal duties by which he or she is bound, and (v) if elected, to serve as a director of Sterling.

(b)                                The parties acknowledge and agree that Nominee is an independent contractor.  Nominee shall not be an employee or an agent or otherwise a representative of TAC Capital (and shall not represent to the contrary to any person), and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of TAC Capital.  Nominee shall not direct the work of any employee of TAC Capital, or make any management decisions, or undertake to commit TAC Capital to any course of action in relation to third persons.

(c)                                 The parties acknowledge and agree that Nominee will exercise his or her independent judgment in all matters before the Board in accordance with the fiduciary duties imposed on him or her by applicable law.

(d)                                Nominee agrees to use his or her reasonable efforts to obtain as promptly as practicable such licenses and other approvals as may be necessary in order to serve as a member of the Board.

4.                                      Responsibilities of TAC Capital.  Notwithstanding anything in this Agreement to the contrary, TAC Capital is not obligated to nominate Nominee to the Board or to commence or complete the Proxy Solicitation.

5.                                      Expenses.  TAC Capital shall reimburse Nominee for reasonable and documented out-of-pocket expenses, including travel expenses, incurred by Nominee in connection with the performance of his or her responsibilities in connection with the Proxy Solicitation.

6.                                      Indemnification.  TAC Capital hereby agrees that, so long as you actually serve as a Nominee, TAC Capital will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that (a) you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating to your role as a nominee for the Board (a “Proceeding”), (b) you are called to testify or give a deposition in any Proceeding (whether or not you are a party or are threatened to be made a party to such Proceeding), or (c) otherwise arising from or in connection with or relating to the Proxy Solicitation, including, in each case, the advancement to you of all reasonable attorneys’ costs and expenses incurred by you in connection with any Proceeding.  Your right of indemnification hereunder shall continue (i) in the event that TAC Capital determines to no longer name you as a nominee to the Board and (ii) after the election has taken place but only for events which occur prior to such election and subsequent to the date hereof.  Anything to the contrary herein notwithstanding, TAC Capital shall not indemnify you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the Annual Meeting or such earlier time as you are no longer named by TAC Capital as nominee for election to the Board or for any action taken by you as a director of Sterling, if you are elected.  Nothing herein shall be construed to provide you with indemnification (i) in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, (ii) if you acted in a manner which constitutes gross negligence, bad faith or willful misconduct or (iii) if you provided false or misleading information, or omitted material information, to TAC Capital in connection with the Proxy Solicitation.  In the event that you shall make any claim for indemnification hereunder, you shall promptly notify TAC Capital of any third party claims actually made against you or known by you to be threatened.  In addition, with respect to any such claim, TAC Capital shall be entitled to control your defense with counsel chosen by TAC Capital.  TAC Capital shall not be responsible for any settlement of any claim against you covered by this indemnity without TAC Capital’s prior written consent.  However, TAC Capital may not enter into any settlement of any such claim without your consent unless such settlement includes (1) no admission of liability or guilt by you and (2) a release of you from any and all liability in respect of such claim.

7.                                      Miscellaneous.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  This Agreement contains the entire understanding of the parties with respect to the nomination of Nominee by TAC Capital.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  This Agreement shall not be assignable by Nominee or by TAC Capital.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.  This Agreement may be signed in counterparts, each of which shall be an original, but both of which shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TAC CAPITAL LLC

By:
Name:
Title:

[NOMINEE]

By:
Name:
Address: